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Exhibit 8.1

Principal Subsidiary Undertakings of Turkcell Iletisim Hizmetleri A.S.

Principal Subsidiary Undertaking	Country of incorporation	Name under which principal subsidiary undertaking does business
Global Bilgi Pazarlama Danisma ve Cagri Servisi Hizmetleri A.S.	Republic of Turkey	Global
Kibrisonline Limited Sirketi	Northern Cyprus	Kibrisonline
Corbuss Kurumsal Telekom Servis Hizmetleri A.S.	Republic of Turkey	Corbuss
Mapco Internet ve Iletisim Hizmetleri Pazarlama A.S.	Republic of Turkey	Mapco
Fintur Holdings B.V.	The Netherlands	Fintur
Turktell Bilisim Servisleri A.S.	Republic of Turkey	Turktell Bilisim
East Asian Consortium B.V.	The Netherlands	Eastasia
Turktell Uluslararasi Yatirim Holding A.S.	Republic of Turkey	Turktell Uluslararasi
Euroasia Telecommunications Holdings B.V.	The Netherlands	Euroasia
Closed Joint Stock Company of Digital Cellular Communications	Ukraine	DCC
Astelit LLC	Ukraine	Astelit
Iyi Eglenceler Eglence ve Turizm AS	Republic of Turkey	Iyi Eglenceler
Interaktif Cocuk Programlari Yapimciligi ve Yayinciligi A.S.	Republic of Turkey	Digikids
Hayat Boyu Egitim ve Iletisim Hizmetleri A.S.	Republic of Turkey	Hayat B.E.
Inteltek Internet Teknoloji Yatirim ve Danismanlik Ticaret A.S.	Republic of Turkey	Inteltek
Libero Interaktif Hizmetler A.S.	Republic of Turkey	Libero
Bilisim Telekomunikasyon Hizmetleri A.S.	Republic of Turkey	Bilisim Telekomunikasyon
Kibris Mobile Telekomünikasyon Ltd. (KKTCCell)	Northern Cyprus	Kibris Telekom
Azertel Telekomunikasyon Yatirim ve Dis Ticaret A.S.	Turkey	Azertel
Azercell Telekom B.M.	Azerbaijan	Azercell
Azeronline Ltd.	Azerbaijan	Azeronline
Fintur International B.V.	The Netherlands	Fintur International
Molfintur S.R.L.	Moldova	Molfintur
Moldcell S.A.	Moldova	Moldcell
Gurtel Telekomunikasyon Yatirim ve Dis Ticaret A.S.	Turkey	Gurtel
Geocell Ltd.	Georgia	Geocell

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Principal Subsidiary Undertakings of Turkcell Iletisim Hizmetleri A.S.